Exhibit 99.1

BROADRIDGE REPORTS FIRST QUARTER FISCAL YEAR 2009 RESULTS

Increases Fiscal Year GAAP EPS Guidance for One-Time Gain

Reaffirms Fiscal Year Non-GAAP EPS Guidance

LAKE SUCCESS, New York – November 6, 2008 – Broadridge Financial Solutions, Inc. (NYSE:BR), a leading global provider of technology-based outsourcing solutions to the financial services industry, today reported financial results for the first quarter of its fiscal year 2009. For the three months ended September 30, 2008, net revenues grew 5% from the prior fiscal year, with net earnings of $35.6 million and diluted earnings per share of $0.25, compared to net earnings of $36.0 million and diluted earnings per share of $0.26 for the comparable quarter of the previous fiscal year.

Commenting on the results, Richard J. Daly, Chief Executive Officer, said, “I am pleased with our first quarter results, as they were slightly better than our expectations. The business fundamentals in our operating units continue to be solid, and despite the economic turbulence caused by unprecedented market conditions, our operating units continue to demonstrate their resiliency. The significant recent events in the financial services industry have had both positive and negative effects on our revenues. Overall, our business continues to be on track.”

Mr. Daly added, “We expect our business to continue to generate significant free cash flow. The major contributor to this cash generation is our Investor Communication Solutions business. This business represents over 70% of our revenue and earnings and is the foundation of our overall business. In addition, the breadth of our product offerings and the flexibility of our solutions demonstrated by transitioning the Neuberger Berman business within days of the Lehman Brothers bankruptcy, makes me confident that Broadridge has a real opportunity to leave this unprecedented period stronger than when we entered it. I am confident in our ability to continue to extend our market leadership as we move forward through these challenging times for our markets.”

For the first quarter of fiscal year 2009, net revenues grew 5% to $472.4 million compared to $451.2 million for the same period last year driven primarily by sales and internal growth resulting from higher trading volume. Net earnings, while better than expected, decreased 1% to $35.6 million from $36.0 million, as result of the prior year’s delayed timing of recurring expenses related to the build-out of the company’s corporate infrastructure and product development investments. Diluted earnings per share decreased to $0.25 per share on slightly more weighted-average shares outstanding, compared to $0.26 per share in the first quarter of fiscal year 2008. Closed sales of $33 million for the first quarter of fiscal year 2009 were 15% greater than last year’s comparable quarter results.

Analysis of First Quarter Fiscal Year 2009

Investor Communication Solutions

Net revenues for the Investor Communication Solutions segment increased 5% compared to the first quarter of fiscal year 2008, to $313.8 million in the first quarter of fiscal year 2009. This increase was driven primarily by higher internal growth, resulting from position growth in equity proxy and mutual fund interims and from transaction reporting communications. Operating margin decreased 2.6 percentage points as anticipated, compared to the first quarter of fiscal year 2008, resulting from a less favorable product mix, higher investment spending and a one-time benefit realized in the prior year.

Securities Processing Solutions

Net revenues for the Securities Processing Solutions segment increased 7% compared to the first quarter of fiscal year 2008, to $133.2 million in the first quarter of fiscal year 2009. The increase was primarily driven by internal growth related to higher trading volumes for equity and fixed-income trade processing, as well as net new business. Operating margin decreased 3.1 percentage points as anticipated, compared to the first quarter of fiscal year 2008, as a result of higher expenses associated with incremental investments and lower capitalized conversion cost.

Clearing and Outsourcing Solutions

Net revenues for the Clearing and Outsourcing Solutions segment decreased 6% as anticipated, compared to the first quarter of fiscal year 2008, to $23.2 million in the first quarter of fiscal year 2009. The decrease was driven by lower internal growth associated with the reduction in the Federal funds rate and lower customer margin balances, somewhat offset by the gains from net new business. Operating loss increased by $1.1 million to $3.1 million for the first quarter of fiscal year 2009 as anticipated, from an operating loss of $2.0 million in the first quarter of fiscal year 2008, as a result of lower revenue.

Other

In the first quarter of fiscal year 2009, Broadridge completed the purchase of $125.0 million principal amount of its 6.125% senior notes due 2017. The transaction resulted in a one-time non-cash pre-tax gain from early extinguishment of debt of $8.4 million. This one-time gain further increases our performance beyond the better than expected performance from the business units this quarter.

Fiscal Year 2009 Financial Guidance

As a result of the one-time gain from early extinguishment of debt we are increasing our fiscal year 2009 GAAP earnings per share guidance to a range of $1.49 to $1.59. We are reaffirming the fiscal year 2009 Non-GAAP earnings per share guidance in a range of $1.45 to $1.55, which excludes the one-time gain from the purchase of our senior notes. The earnings per share guidance is based on diluted weighted-average shares outstanding of approximately 143 million shares. We anticipate net revenue growth in the range of 0% to 3%, which is slightly lower than our original guidance of 2% to 4%, primarily as a result of unfavorable foreign exchange rates due to the strengthening U.S. dollar and lower distribution fees. We anticipate earnings before interest and taxes margin in the range of 15.9% to 16.8%, which is slightly higher than our original guidance of 15.9% to 16.6%.

Mr. Daly commented, “With the success we enjoyed during our first fiscal quarter, we are off to a good start to a fiscal year where we will be faced with known and unknown challenges of unprecedented markets. I believe we are well–positioned to continue to perform well in spite of these challenges. We all witnessed our business model withstand the stress test of recent events. I am confident Broadridge will continue to be successful through these unprecedented times.”

Non-GAAP Measures

In certain circumstances, results have been presented that are Non-GAAP measures and should be viewed in addition to, and not as a substitute for, the Company’s reported results. Management believes such Non-GAAP measures provide investors with a more complete understanding of Broadridge’s underlying operational results. These Non-GAAP measures are indicators that management uses to provide additional meaningful comparisons between current results and prior reported results, and as a basis for planning and forecasting for future periods.

Earnings Conference Call

An analyst conference call will be held today, Thursday, November 6th at 8:30 a.m. ET. A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to www.broadridge-ir.com and click on the webcast icon. The presentation will be available to download and print approximately 30 minutes before the webcast on the Broadridge Investor Relations home page at www.broadridge-ir.com. Broadridge's news releases, current financial information, SEC filings and Investor Relations presentations are accessible on the same website.

About Broadridge

Broadridge Financial Solutions, Inc., with over $2.2 billion in revenues in fiscal year 2008 and more than 40 years of experience, is a leading global provider of technology-based outsourcing solutions to the financial services industry. Our systems and services include investor communication, securities processing, and clearing and outsourcing solutions. We offer advanced, integrated systems and services that are dependable, scalable and cost-efficient. Our systems help reduce the need for clients to make significant capital investments in operations infrastructure, thereby allowing them to increase their focus on core business activities. For more information about Broadridge, please visit www.broadridge.com.

Forward-Looking Statements

This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, such as our fiscal year 2009 financial guidance, and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2008 (the “2008 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in the 2008 Annual Report. These risks include: Broadridge’s success in retaining and selling additional services to its existing clients and obtaining new clients; the pricing of Broadridge’s products and services; changes in laws affecting the investor communication services provided by Broadridge; changes in laws regulating registered clearing agencies and broker-dealers; declines in trading volume, market prices, liquidity of securities markets or proprietary trading activity; Broadridge’s ability to continue to obtain data center services from its former parent company, Automatic Data Processing, Inc. (“ADP”); Broadridge’s debt levels and financing costs, including the impact of its credit ratings on such costs; the ability of Broadridge to develop brand recognition and its reputation with its clients and employees following its separation from ADP in March 2007; the incurrence of additional costs attributable to Broadridge’s operations as a stand-alone public company; changes in technology; availability of skilled technical employees; the impact of new acquisitions and divestitures; competitive conditions; and overall market and economic conditions. Broadridge disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information

Investors:

Marvin Sims

Broadridge Financial Solutions, Inc.

Vice President, Investor Relations

(516) 472-5477

Broadridge Financial Solutions, Inc.

Condensed Consolidated Statements of Earnings

(In millions except per share amounts)

(Unaudited)

	Three months ended September 30,
	2008	2007
Revenues:
Services revenues	$460.5	$435.5
Other	14.0	24.5

Total revenues	474.5	460.0
Interest expense from securities operations	2.1	8.8

Net revenues	472.4	451.2

Expenses:
Cost of net revenues	363.0	334.2
Selling, general and administrative expenses	56.7	49.1
Other (income) expenses, net	(5.5)	8.8

Total expenses	414.2	392.1

Earnings before income taxes	58.2	59.1
Provision for income taxes	22.6	23.1

Net earnings	$35.6	$36.0

Earnings per share:
Basic	$0.25	$0.26
Diluted	$0.25	$0.26
Weighted-average shares outstanding:
Basic	140.4	139.1
Diluted	142.2	139.8
Dividends declared per common share	$0.07	$0.06

Broadridge Financial Solutions, Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	September 30, 2008	June 30, 2008
Assets
Current assets:
Cash and cash equivalents	$ 68.0	$198.3
Cash and securities segregated for regulatory purposes and securities deposited with clearing organizations	425.0	33.7
Accounts receivable, net of allowance for doubtful accounts of $3.8 and $3.8, respectively	321.5	415.4
Securities clearing receivables, net of allowance for doubtful accounts of $2.0 and $2.0, respectively	2,066.8	1,369.9
Other current assets	60.3	61.9

Total current assets	2,941.6	2,079.2
Property, plant and equipment, net	75.9	82.6
Other non-current assets	153.1	157.4
Goodwill	488.2	484.3
Intangible assets, net	31.7	30.1

Total assets	$3,690.5	$2,833.6

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 75.1	$89.9
Accrued expenses and other current liabilities	175.4	252.6
Securities clearing payables	1,974.3	1,157.4
Deferred revenues	16.0	25.5
Short-term borrowings	238.0	—

Total current liabilities	2,478.8	1,525.4
Long-term debt	324.0	447.9
Other non-current liabilities	61.0	53.6
Deferred revenues	57.5	60.9

Total liabilities	2,921.3	2,087.8

Commitments and contingencies
Stockholders’ equity:
Preferred stock: Authorized, 25.0 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value: Authorized, 650.0 shares; issued, 141.5 shares and 140.5 shares, respectively; outstanding, 141.4 and 140.4 shares at September 30, 2008 and June 30, 2008, respectively	1.4	1.4
Additional paid-in capital	477.6	469.5
Retained earnings	274.0	248.2
Treasury stock—at cost, 0.1 and 0.1 shares, respectively	(2.5)	(2.0)
Accumulated other comprehensive income	18.7	28.7

Total stockholders’ equity	769.2	745.8

Total liabilities and stockholders’ equity	$3,690.5	$2,833.6

Broadridge Financial Solutions, Inc.

Segment Results

(In millions)

(Unaudited)

	Net Revenues
	Three months ended September 30,
	2008	2007
Investor Communication Solutions	$313.8	$299.1
Securities Processing Solutions	133.2	124.4
Clearing and Outsourcing Solutions	23.2	24.7
Other	0.2	2.4
Foreign Exchange	2.0	0.6

Total	$472.4	$451.2

	Earnings before Income Taxes
	Three months ended September 30,
	2008	2007
Investor Communication Solutions	$23.3	$29.8
Securities Processing Solutions	37.4	38.8
Clearing and Outsourcing Solutions	(3.1)	(2.0)
Other	(0.7)	(7.8)
Foreign Exchange	1.3	0.3

Total	$58.2	$59.1